EXHIBIT 4.50

Maximum Amount 005

Maximum Amount Rights Pledge Contract

Contract No.: [2009] 8800 – 8400 – 008

Pledgor (Party A): Dongguan Wing Shing Electrical Products Factory Company Limited

Domicile: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Postal Code: 523656

Legal Representative (Person-in-charge): Sham Kwong Ho

Fax: 0769-8773 8870-863             Tel: 0769-8773 8870-813

Pledgee (Party B): China Construction Bank Corporation, Dongguan Municipal Branch

Domicile: No. 5 Tiyu Road, Nancheng District, Dongguan Municipality

Postal Code: 523071

Person-in-charge: Li Hongmao

Fax: 0769-2281 8518                     Tel: 0769-2281 8998

Whereas Party B has to successively conduct the second credit business as set forth below for Dongguan Wing Shing Electrical Products Factory Company Limited (hereinafter referred to as the “Debtor”), from September 2, 2009 to September 2, 2010 (hereinafter referred to as the “Creditor’s Rights Determination Period), Party B will have to (and/or have already), sign(ed) Renminbi fund loan contracts, foreign fund loan contracts, bank acceptance agreements, letter of credit issuing contracts, guarantee issuing agreements and/or other legal documents (the above-mentioned contracts, agreements and/or other legal documents signed during the Creditor’s Rights Determination Period shall hereinafter be referred to as the “Principal Contract”) with the Debtor.

(1)	Issuing of loans in Renminbi/foreign currency;

(2)	Acceptance of commercial bills of exchange;

(3)	Opening of letters of credit;

(4)	Issuing of bank guarantees;

(5)	Other credit businesses;

Party A is willing to provide maximum amount rights pledge guarantee for the series of debts of the Debtor under the Principal Contract. In accordance with relevant laws, regulations and rules, Party A and Party B have reached consensus by consultation and have entered into this Contract for abiding and execution by both parties.

1	Pledged Rights

1.1	Party A shall set pledges according to the rights listed in the “List of Pledged Rights” of this Contract.

1.2	If the rights recorded in the List of Pledged Rights are not the same as the rights stated in the documents of title, pledge certificates, pledge certifying documents or the pledge registers of registration authorities as actually accepted by Party B, the pledged rights actually accepted by Party B shall be those as stated in the documents of title, pledge certificates, pledge certifying documents or pledge registers of registration authorities.

1.3	If the renewal of ownership rights or other entitlement certificates (proofs) of the pledged rights leads to discrepancies between the List of Pledged Rights of this Contract or the pledge certificates, pledge certifying documents as received by Party B and the above-mentioned new entitlement certificates (proofs) or the records of registers of registration authorities, Party A shall not use the discrepancies as reasons for not undertaking guarantee obligations.

1.4	Party A shall exercise the greatest care in maintaining the validity and value of pledged rights and shall prevent the invalidity or depreciation of pledged rights as a result of expiry of prescribed periods or the occurrence of any other reasons. In the event of increase in value of the pledged rights, the increased value shall remain the rights pledge guarantee of Party B’s creditor’s rights.

1.5	Derivatives from the pledged rights shall be collected by Party B. As part of the pledged rights, the derivatives are used as pledge guarantee for Party B’s creditor’s rights, but should first be used in settling the expenses for collecting the derivatives.

1.6	If the value of the pledged rights has already or may be diminished, affecting the realization of Party B’s creditor’s rights, Party A should provide new guarantee according to Party B’s request.

2	Scope of Guarantee and Maximum Creditor’s Rights Limit

2.1	The scope of guarantee of this maximum amount rights pledge is all the debts under the Principal Contract, including but not limited to all the principal amount, interest (including compound interest and penalty interest), damages for breach of contract, indemnifications and other payments the Debtor has to make to Party B (including but not limited to payments advanced by Party B such as related handling fees, telecom charges, incidental expenses and related bank charges of letters of credit which beneficiaries refuse to assume, etc.), expenses incurred in the realization of creditor’s rights and guarantee rights by Party B (including but not limited to litigation costs, arbitration costs, property preservation fees, traveling expenses, execution fees, assessment fees, auction fees, notary fees, delivery charges, notice fees, and counsel fees, etc).

2.3	The maximum limit of the guarantee liability of this maximum amount right pledge is (currency) Renminbi (amount in words) Fifteen Million . If Party A performs its guarantee obligations pursuant to this Contract, this maximum limit will be correspondingly reduced according to the amount performed.

2.3	The loans, advances, interests, expenses under the Principal Contract or any other creditor’s right of Party B shall still be within the scope of guarantee of this maximum amount rights pledge even if the actual time of formation of the creditor’s rights has exceeded the Creditor’s Rights Determination Period. The expiry date for debt performance is not restricted by the expiry date of the Creditor’s Rights Determination Period.

3	The Registration or Handing over of Pledged Rights

3.1	If it is necessary to conduct pledge registration (inclusive of recording and filing) pursuant to laws, both parties should complete pledge registration formalities at the appropriate registration authority within three business days after the signing of this Contract. Party A should hand over the originals of pledge certificates and pledge registration documents and other entitlement certificates to Party B for retention.

3.2	If it is not necessary to conduct pledge registration pursuant to laws, Party A should hand over certificates of pledged rights to Party B within business days after the signing of this Contract. If endorsement is required pursuant to laws, Party A should hand over documents of titles to Party B upon endorsement.

3.3	If the realization of pledged rights requires the performance of obligations by a third party, Party A should notify the third party in writing about the fact of the pledge.

4	Changes in the Principal Contract

4.1	Party A agrees, if Party B signs the Principal Contract with the Debtor or makes any change in the Principal Contract (including but not limited to the extension of the debt performance period or the increase of the amount of the creditor’s rights principal), it is not necessary to notify Party A and Party A should still assume guarantee obligations under the maximum amount and within the scope of guarantee stipulated in this Contract.

4.2	Changes in the parties

Party A’s guarantee obligations will not be reduced as a result of the occurrence of any of the following situations:

(1)	The reform, consolidation, acquisition, division, increase or decrease of capital, joint venture, joint operation, change of name of Party B or the Debtor;

(2)	The commissioning of a third party by Party B in performing its obligations under the Principal Contract.

4.3	In the event of an assignment of creditor’s rights under the Principal Contract to a third person, the guarantee under this Contract will be assigned accordingly and Party A should assist Party B and that third person in carrying out registration of pledge changes as required by law.

4.4	In the event that the assignment of creditor’s rights or debt under the Principal Contract is not yet effective, invalid, revoked, or dissolved, Party A shall assume its guarantee obligations to Party B in accordance with this Contract.

5	Third Party Interference

5.1	In the event that the State or another third party carries out cancellation, forfeiture, mandatory recall, sealing-up, freezing, impounding, supervision, deduction, encumbrance, auctioning, forced occupation, or damaging against the pledged rights (or assets under them), and if Party B makes the request, Party A should provide new guarantees that meet Party B’s requirements.

5.2	Upon the occurrence of the above-mentioned situations, the residual portion of pledged rights shall remain the pledge guarantee of Party B’s creditor’s rights. The indemnification or compensation Party A receives for the above-mentioned reasons should be deposited with Party B’s designated account(s). Party B has the right to choose any one of the following methods in handling the above-mentioned funds and Party A should assist in carrying out the relevant formalities.

(1)	With Party B’s consent, for use in repairing the property under the pledged rights to revive its value;

(2)	Pay off or pay off in advance the principal, interest, and related expenses of the debts under the Principal Contract;

(3)	Provide pledge guarantee for the debts under the Principal Contract;

(4)	For Party A’s free disposal after Party A has provided new guarantees that meet Party B’s requirements.

6	Pledged Rights Expiring Before Principal Contract

If a redemption or delivery date exists for the pledged rights and if that date comes before the expiration of the debts under the Principal Contract, Party B has the right to request redemption or delivery before the expiration of the debts under the Principal Contract. The funds redeemed or the goods delivered should be kept in the account(s) or premise(s) designated by Party B. Party B has the right to choose any one of the following methods for handling and Party A should assist in carrying out the relevant formalities.

(1)	Use the delivered goods to replace the pledged rights as pledge or collateral;

(2)	Use the funds redeemed or the proceeds from the selling off or auctioning of the delivered goods in paying off or paying off in advance the debts under the Principal Contract, or provide pledge guarantee for the debts under the Principal Contract;

(3)	The funds redeemed or the goods delivered are for Party A’s free disposal after Party A has provided new guarantees that meet Party B’s requirements.

7	The Realization of Pledged Rights

7.1	If the Debtor does not perform maturing debts under the Principal Contract or does not perform the debts that have been announced to be maturing in advance, or if the Debtor is in breach of other stipulations of the Principal Contract. Party B has the right of disposition of the pledged rights.

7.2	The value of the pledged rights recorded in the List of Pledged Rights of this Contract or agreed separately by both parties (hereinafter referred to as “provisional value”) does not indicate the final value of the pledged rights. The final value should be the net value after various taxes or expenses have been deducted from the proceeds of disposing the pledged rights by Party B.

If the pledged rights are used in settling the creditor’s rights of Party B, the above-mentioned provisional value does not form the basis for using the pledged rights in settling the creditor’s rights of Party B. The value of the pledged rights at the time of settlement should be reached by consensus through consultation between Party A and Party B or determined through fair assessment in accordance with the laws.

7.3	For the use of the proceeds Party B obtains from realizing the pledged rights, priority should be given to paying off the debts under the Principal Contract after payments of expenses incurred in the process of selling off or auctioning (including but not limited to custody fees, appraisal fees, auction fees, transfer fees, taxes, etc). Any remaining proceeds should be returned to Party A.

7.4	If Party A and the Debtor are the same person, Party B can apply for the mandatory execution of Party A’s property outside the pledged rights, while not having to consider the giving up of pledged rights or the priority disposal of pledged rights as a pre-condition.

7.5	Party A must not interfere with the realization of pledged rights by Party B through any means (including actions or inactions).

7.6	Irrespective of whether or not Party B possesses other guarantees against the creditor’s rights under the Principal Contract (including but not limited to means of guarantee such as guarantees, collaterals, pledges, guarantee letter, standby letters of credit), irrespective of the time of establishment and validity of the above-mentioned guarantees or whether Party B has asserted its right with other guarantors, or irrespective of whether or not other guarantees are self-provided by the Debtor, Party A’s guarantee obligations under this Contract will not be diminished and Party B can directly request Party A to assume its guarantee obligations within the scope of guarantee pursuant to the stipulation reached in this Contract and Party A will not raise any objections.

7.7	If the maximum limit of the guarantee obligations agreed in this Contract is lower than the balance of creditor’s rights actually occurring under the Principal Contract and, after Party A has assumed its guarantee obligations, the creditor’s rights under the Principal Contract has not been completely paid off, then Party A promises that its assertion of rights of subrogation or recourse (including the advance exercising of such rights) should not lead to a damage of Party B’s interests and agrees that the paying off of debts under the Principal Contract shall have priority over the realization of Party A’s subrogation right or recourse right.

Specifically, before Party’s B’s creditor’s rights are completely paid off.

(1)	Party A agrees not to assert its subrogation right or recourse right against the Debtor or other guarantors and, if for any reasons, Party A has realized such rights, the funds it has so obtained should first be used in paying off Party B’s creditor’s rights which have not been paid off yet.

(2)	If there is any material object guarantee for the debts under the Principal Contract, Party A agrees not to assert any right against the material objects or against the proceeds obtained from the disposal of these material objects on the grounds of exercising subrogation right or any other reason.

(3)	If the Debtor or other guarantors have provided Party A with counter-guarantee, then the funds Party A obtains due to such counter-guarantee should first be used in paying off Party B’s creditor’s rights which have not been paid off.

7.8	If the Principal Contract does not come into existence or is not effective, invalid, partly invalid or has been revoked or dissolved, and also that Party A and the guarantee agreed in this Contract, assume joint responsibility with the Debtor for the debts arising from the return of property or the compensation of losses by the Debtor.

7.9	If Party B adjusts interest rate levels or the methods of accruing or settling interest according to the stipulations of the Principal Contract or to changes in national interest rate policies and there are increases in the interest, penalty interest or compound interest the Debtor should repay, Party A also assume guarantee obligations for the increased part.

7.10	If, besides the debts under the Principal Contract, the Debtor also assumes other matured debts against Party B, Party B has the right to credit the funds in Renminbi or other currencies in the accounts the Debtor has opened in the China Construction Bank system for use firstly in paying off any of the matured debts, while Party A’s guarantee obligations will not be diminished for this reason.

8	Return of Certificates of Pledged Rights

Upon the paying of debts guaranteed by the pledged rights, and after the payment of all expenses to be assumed by Party A under this Contract, Party A has the right to request Party B for the return the certificates of pledged rights. When Party B returns the certificates of pledged rights, Party A should carry out on-the-spot acceptance inspection and any objection should be raised on the spot, otherwise it is taken that Party A has no objection.

Upon the paying off of all debts guaranteed by the pledged rights, Party B should jointly conduct in time the cancellation of pledge registration with Party A.

9	Liabilities for Breach of Contract

9.1	Party A’s liabilities for breach of contract

(1)	In the event that Party A is in breach of any one stipulation of this Contract or there is any falsehood, error or omission in its declarations or in the guaranteed items, Party B has the right to adopt one or more of the following measures:

a.	Request Party A to rectify the breach within a definite time;

b.	Request Party A to furnish new guarantee;

c.	Request Party A to compensate for losses;

d.	Dispose the pledged rights;

e.	Other remedy measures as allowed by law.

(2)	Party B has the right to choose from any one of the methods stipulated from (2) to (4) of Article 2 in the handling of proceeds obtained from the disposal of pledged rights and Party A should assist in carrying out the relevant formalities.

(3)	If for Party A reasons the pledged rights cannot be set up effectively, or the value of pledged rights is reduced, or Party B cannot fully realize the pledged rights in time, and also that Party A and the Debtor are not the same person, Party B has the right to request Party A to assume joint responsibility with the Debtor for the debts guaranteed under the scope of guarantee stipulated in this Contract.

9.2	Party B’s liabilities for breach of contract

If due to the intention or major negligence of Party B there is any damage or loss of pledged right certificates, Party A has the right to request Party B to assume the expenses of re-applying for the certificates.

10	Other Provisions

10.1	Assumption of expenses

All expenses (including but not limited to expenses for ownership, management. disposal. registration, notarization, insurance, transportation, warehousing. custody, valuation, repairing, maintenance, auctioning, and transfer of ownership, etc.) related to this Contract and the pledged rights (and the property under it) shall be assumed by Party A unless otherwise agreed by both parties.

10.2	Crediting of payables

For all the payables of Party A under this Contract, Party B has the right to credit corresponding sums in Renminbi or other currencies from the account(s)) Party A has opened in the China Construction Bank system without having to notify Party A in advance. If it is necessary to conduct settlement and sales of exchange or trading of foreign exchange. Party A has the obligation to assist Party B in handling the business while interest rate risks will be assumed by Party A.

10.3	The use of Party A information

Party A agrees that Party B make enquiries about Party A’s credit status with the People’s Bank of China and with credit databases set up with the approval of the administrative department for credit investigation or relevant units and departments. Party A also agrees that Party A furnishes Party A’s information to the People’s Bank of China and to credit databases set up with the approval of the administrative department for credit investigation. Party A further agrees that Party B can also reasonably use and disclose information on Party A for business purposes.

10.4	Public notice of collection

If there is a breach of contract on Party A’s part, Party B has the right to report to relevant departments or units and has the right to issue public notice of collection through the media.

10.5	The evidential effects of Party B’s records

Unless there is reliable and ascertained evidence to the contrary, Party B’s internal account entries related to principal, interest, expenses and repayment records; the documents and vouchers that are prepared or retained by Party B and are generated in the course of such business processes in which the Debtor makes withdrawals, repayments or interest payments; and the records and evidences of Party B’s collection of loan repayments all constitute ascertained evidences in effectively proving the creditor’s right relationship under the Principal Contract. Party A cannot raise objection solely on the fact that the above-mentioned records, entries, documents and vouchers are prepared and retained one-sidedly by Party B.

10.6	Reservation of rights

The rights of Party B under this Contract do not affect and rule out any right it is entitled to pursuant to laws, regulations or other contracts. Any tolerance, allowance or preference given in regards to breach of contract or delays and any postponement in exercising any right under this Contract must not be taken as a giving up of the right and interest under this Contract or the permission or approval of any breach of this Contract; neither will it affect, prevent or interfere with the continued exercising of the rights or with the exercising of any other right; nor lead to Party B’s assumption of obligations and responsibilities towards Party A.

Principal Contract or has not fully utilize any remedy under the Principal Contract, Party A’s guarantee obligations under this Contract will not be thus reduced; but if Party B reduces the debts under the Principal Contract, Party A’s guarantee obligations under this Contract will be correspondingly reduced.

10.7	If Party A sustains any division, dissolution, or is entering into bankruptcy proceedings; or its industrial and commercial registration is revoked or cancelled; or its business registration is withdrawn; or there is any damage, loss, infringement, sealing up or freezing of its pledged rights (or the property under them) due to natural causes or the action of a third party; or there is dispute over the ownership of its pledged rights or its entitlement certificates (proofs) have been cancelled, Party A should promptly notify Party B (unless Party B already knows).

10.8	Dissolution or bankruptcy of the Debtor

Upon knowing that the Debtor has entered dissolution or bankruptcy proceedings, Party A should promptly notify Party B to declare its creditor’s rights, at the same time it should itself participate in the dissolution or bankruptcy proceedings and exercise its right of recourse in advance. If Party A knows or should know about the Debtor’s entering dissolution or bankruptcy proceedings but fails to exercise its right of recourse in advance in time, Party A will have to assume the losses by itself.

Even with the stipulation in paragraph two of Article 10.6 above, during the bankruptcy proceedings of the Debtor, if Party B and the Debtor have reached a settlement agreement or have agreed to a restructuring plan, Party B’s rights under this Contract will not be damaged because of the settlement agreement or restructuring plan and Party A’s guarantee obligations will not be reduced. Party A should not oppose Party B’s assertion of rights by using the conditions stipulated in the settlement agreement or the restructuring plan. Party B still has the right to request Party A to assume guarantee obligations for the portion of creditor’s rights which is not paid off because of the concessions made by Party B to the Debtor in the settlement agreement or restructuring plan.

10.9	Dissolution or bankruptcy of Party A

In the event that Party A is being dissolved or is bankrupted, even though Party B’s creditor’s rights under the Principal Contract are not yet due, Party B still has the right to join the liquidation or bankruptcy proceedings of Party A and declare its rights.

10.10	If there is any change in its correspondence address or contact information, Party A should promptly notify Party B in writing and any loss caused by not notifying in time shall be assumed by Party A itself.

10.11	Other stipulations

(Blank)

10.12	Methods of settling contract disputes

Any dispute arising out of the performance of this Contract may be settled through consultation. If consultation fails, the dispute can be settled through method number one below. During litigation or arbitration, performance of provisions of this Contract not involved in the dispute shall continue.

(1)	Bring the case to the People’s Court at Party B’s domicile.

(2)	Submit to the (left blank) Arbitration Committee (the location of arbitration is (left blank) and arbitrate according to existing arbitration rules of the committee effective at the time of application of arbitration. The arbitration award shall be final and binding to both parties.

10.13	Effectiveness of the Contract

This Contract shall come into effect when duly signed by the legal representative (person-in-charge) of Party A or its authorized agent or when affixed with its official seal and duly signed by the person-in-charge of Party B or its authorized agent or when affixed with its official seal.

10.14	This Contract is made in quadruplicate.

11	List of Pledged Rights

The List of Pledged Rights under this Contract is set forth as follows:

Name of Rights pledged	Serial No. of Document of Title or Other Relevant Certificates	Face Value (Value)	Qty.	Expiration Date of Rights	Amount (RMB 10,000) Already Set as Pledge by Other Creditor’s Rights	Payer or Delivery Person	Remarks
Time Certificate of Deposit	440000005525	Renminbi Fifteen Million Only	One	2010.09.2	0	None	None

12	Party A’s Declaration and Covenants

12.1	Party A clearly knows about Party B’s business scope and authorization limit.

12.2	Party A has read all the provisions of this Contract and those of the Principal Contract. In response to Party A’s request, Party B has already made corresponding explanation on the provisions of this Contract and those of the Principal Contract. Party A is completely acquainted with and fully understands the meaning and corresponding legal consequences of the provisions of this Contract and those of the Principal Contract.

12.3	Party A has the legal qualification of a guarantor and the guaranteeing of Party A under this Contract meets the provisions/stipulations of the laws, administrative regulations, rules, and the articles of association or internal organization documents of Party A. Moreover, Party A has already obtained the approval of the company’s internal authorizing authority and/or the State authorizing authority. If Party A is not authorized to sign this Contract, all responsibilities arising thereof shall be assumed by Party A, including but limited to compensating fully the loss sustained by Party B for this reason.

12.4	Party A confirms that it has full understanding of the assets, debts, operations, credit and reputation of the Debtor, whether or not the Debtor has the subject qualification and authorization to sign the Principal Contract; and whether or not the Debtor understands all the contents of the Principal Contract.

12.5	The provision of this pledge guarantee by Party A will not damage the lawful interests of any third party and will not violate Party A’s statutory and contractual obligations.

12.6	Party A lawfully owns the pledged rights and is entitled to the disposition right. The pledged rights are not property prohibited from circulating and have not been sealed up or impounded and there is no ownership dispute.

12.7	The pledged rights and document of title are authentic, intact, legitimate, and valid.

12.8	The pledged right does not have a co-owner, or although co-owners exist, written consent to the pledge guaranteeing from other co-owners has already been obtained.

12.9	There is no defect or encumbrance in the pledged rights (and the property under them) that has not been informed in writing to Party B. Defects or encumbrances include but are not limited to the pledged rights (and the property under them) being prohibited from assignment; being supervised; leased; put under lien; or purchase payments, maintenance expenses, state taxes, compensation for damages are in arrears; or guarantee for the pledged right has been set by a third party.

12.10	Without the written consent of Party B, Party A should not dispose the pledged rights by any means, including but not limited to repeat guarantees and assignments.

12.11	If the realization of creditor’s rights by Party B requires the performance of obligations by a third party (including but not limited to deposit certificates, warehouse receipts, bill of ladings, bills, and pledges on receivables), then Party A promises that the third party will not assert nullification, lien or any other contest, and that any agreement between that third party and Party A will not restrict the realization of creditor’s rights by Party B.

12.12	All data and information provided by Party A to Party B are accurate, authentic, intact, and valid.

Party A (Official seal)

Legal representative (Person-in-charge) or authorized agent (Signature): /s/ Shen Shu Qin

July 27 2009

Party B (Official seal):

Person-in-charge or authorized agent (Signature): /s/ Li Po Sang

July 27 2009